UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 14, 2008

LCC International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7900 Westpark Drive, Suite A-315, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-873-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2008, the Compensation Committee of the Board of Directors of the Company (the "Committee") granted Restricted Stock Units, or "RSUs", covering an aggregate of 650,000 shares of the Company’s Class A Common Stock. The RSUs were granted under the Company’s Amended and Restated Equity Incentive Plan to certain key employees of the Company, including named executive officers, or "NEOs".
The Committee approved the immediate grant of RSUs covering an aggregate of 487,000 shares of Class A Common Stock. These awards vest ratably over a three-year period and vest automatically in full upon the grantee’s death or disability or upon a change in control of the Company as defined in the applicable award agreement. The following immediate awards were made to the Company’s NEOs:

Dean J. Douglas - 131,000 shares
Kenneth M. Young - 131,000 shares
Louis Salamone, Jr. - 75,000 shares

In addition, the Committee approved the grant of additional RSUs covering an aggregate of 163,000 shares of Class A Common Stock, which grants shall be made and delivered to the recipients at the commencement of the next available open trading window subject to each grant recipient’s continued employment with the Company. These delayed grants will be fully vested on the date of delivery. The following delayed awards were made to the Company’s NEOs:

Dean J. Douglas - 44,000 shares
Kenneth M. Young - 44,000 shares
Louis Salamone, Jr. - 25,000 shares

The Committee also approved 10% merit salary increases for certain of the Company’s officers, including Kenneth M. Young, the Company’s Senior Vice President and Chief Marketing Officer and President of the Americas, effective as of March 15, 2008. As a result of the increase, Mr. Young’s annual salary is $286,000.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.

March 18, 2008	By:	/s/ Peter A. Deliso

Name: Peter A. Deliso
Title: Senior Vice President, New Ventures, General Counsel and Secretary